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EXHIBIT 99.1

                           STATIA TERMINALS GROUP N.V.
                                  P.O. Box 170
                       St. Eustatius, Netherlands Antilles
                           Telephone: 011-599-31-82300
                              Fax: 011-599-31-82259

FOR IMMEDIATE RELEASE                               Contact:
---------------------
7:00 p.m. EST - 2/28/02                             Mr. Thomas M. Thompson, Jr.
NASDAQ ticker symbol:  STNV                         Telephone:  (954) 698-0705


              STATIA TERMINALS GROUP COMPLETES SALE OF SUBSIDIARIES
                        AND COMMENCES LIQUIDATION PROCESS

         ST. EUSTATIUS, NETHERLANDS ANTILLES, February 28, 2002 - Statia Terminals Group N.V. ("Statia" or the "Company") (formerly NASDAQ: STNV) announced today that it has completed the sale of substantially all of its assets consisting of the stock of its three subsidiaries (Statia Terminals International N.V., Statia Technology, Inc., and Statia Marine, Inc.) to an entity affiliated with Kaneb Pipe Line Partners, L.P. (NYSE: KPP). The purchase price paid by Kaneb at closing was approximately $311.4 million and included approximately $19.9 million of cash on hand and approximately $106.7 million of Statia's former subsidiaries' debt. The purchase price is subject to adjustment. In accordance with an amendment to Statia's Articles of Incorporation adopted on February 22, 2002 by the Company's shareholders, Statia has begun the process of distributing the proceeds from the sale transaction to its shareholders of record at the end of the trading day on February 28, 2002. Holders of Statia's class A common shares and class B subordinated shares will receive distributions of $18.4998 per share and $16.8844 per share, respectively. Statia estimates that its class C shareholder will receive a distribution, in the aggregate, of approximately $10.0 million, consisting of approximately $7.0 million following the completion of the sale and approximately $3.0 million following Statia's liquidation assuming no significant purchase price adjustment.

         Statia's class A common shares have been delisted from the Nasdaq National Market and Statia's transfer agent ceased recording transfers of the shares at the end of trading on February 28, 2002. Statia will begin the process of liquidation in the Netherlands Antilles, which is anticipated to be completed by December 31, 2002. Shareholders of record at the end of trading on February 28, 2002, will remain shareholders until the liquidation is complete. After satisfaction of Statia's creditors, any cash



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remaining at the end of the liquidation period will be paid to the holder of
Statia's class C shares. No further distributions will be made in respect of its class A common shares and class B subordinated shares.

         This announcement contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the US federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company's ability to control or estimate precisely, including the actions of governmental regulators. These and other risk factors are detailed in the Company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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